  EXHIBIT 10.23

UPEXI, INC.

17129 US Hwy 19 N.

Clearwater, FL 33760

September 1, 2023

VIA EMAIL

Eric Hanig

13872 Degas Dr. East

Palm Beach gardens, FL 33410

Re:      Final Agreement

Mr. Hanig:

            Reference is hereby made to the following agreements:

•	Equity Purchase Agreement, dated April 1, 2022 (the “EPA”), by and among Upexi, Inc. (f/k/a Grove, Inc., the “Buyer”), Cygnet Online, LLC (the “Company”), and Eric Hanig (the “Seller”);

•	Convertible Non-Negotiable Promissory Note, dated April 1, 2022, by and between the Buyer, as Maker, and the Seller, as Holder (the “Note”); and

•	Call Option Agreement, dated April 1, 2022, by and between the Buyer and the Seller (the “1st Call Option Notice”).

•	Call Option Notice, Dated March 28, 2023 (the “2nd Call Option Notice”).

The Parties have agreed to enter into this Letter Agreement for purposes of compromising, resolving, and settling, as provided in this Letter Agreement, any and all claims and obligations among the Parties arising from or related to the EPA, the Note, the 1st Call Option Notice, the 2nd Call Option Notice, and all other agreements between the Parties entered into in connection with the foregoing, in order to avoid the expense, inconvenience, and uncertainty of litigation.  To the extent the terms of this Letter Agreement contradict the terms of any other agreements between the Parties, the terms of this Letter Agreement shall prevail.

1. Exercise of Call Option. Buyer hereby exercises its 1st Call Right and 2nd Call Right under the Call Option, the result of which being that Buyer owns 100% of the issued and outstanding equity of the Company.

2. Consideration. Notwithstanding any provision of the Call Option to the contrary or any provisions previously agreed to, the Buyer and Seller hereby agree that the following terms shall govern the consideration payable by Buyer to Seller, which amounts shall be in full satisfaction of the 1st Call Purchase Price and 2nd Call Purchase Price, and any other amount owed by Buyer to Seller under the Call Option, the Note, the EPA, or otherwise:

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A. Buyer shall pay to Seller, concurrent herewith, an amount equal to Five Hundred Thousand ($500,000), in immediately available funds, pursuant to wire instructions provided by Seller to Buyer, on or before September 2, 2023.

B. Buyer will pay to Seller, a total of Three Hundred Thousand Dollars ($300,000), one year from the date of agreement execution, in immediately available funds, pursuant to wire instructions provided by Seller to Buyer.

C. The Buyer will issue the Seller $300,000 of Upexi, Inc. common stock, valued at $3.30 per share or a total of 90,909 common shares in book format. The Stock will be restricted from sale or withdrawal from the transfer agent for 12 months from date of issuance.

D. Buyer shall continue to provide health insurance to Seller, as the Company has historically, until August 31, 2024.

3. Resignations. Concurrent herewith, Seller and Melanie Hanig hereby resign from any and all positions held with the Company.

4. SBA Loan. The Company will continue to pay the monthly SBA loan payments in accordance with the loan agreements related to same and the Seller will support the continuation of the loan until it is paid in full by the Company.

5. Restrictive Covenants. Seller acknowledges that the Seller remains subject to the covenants set forth in Section 7 of the EPA.

6. Get Fit. Seller hereby agrees that Seller shall fully cooperate with the Seller and the Company in connection with the current disputes between the Seller and the Company, on the one hand, and Get Fit and Adam Harper, on the other hand, and shall make himself available to the Seller and the Company, at the Seller’s request, to provide information, consulting, and evidence in support of the Seller and the Company with respect to the foregoing disputes.

7. Mutual Release.

A. Except as set forth in Paragraph 6(b) below, the Parties, on behalf of themselves and their respective members, officers, representatives, employees, agents, attorneys, successors, affiliates, insurers, administrators, heirs, executors and assigns, hereby release each of the other Parties, and their respective members, officers, representatives, employees, agents, attorneys, successors, affiliates, insurers, administrators, heirs, executors and assigns from all claims, damages, losses, demands, defenses, liabilities, obligations, fees, costs and expenses (including attorney’s fees) of any kind whatsoever, whether foreseen or unforeseen, known or unknown, and which exists as of the date of the this Agreement. The mutual release set forth herein is to be interpreted as broadly as possible by any court of competent jurisdiction.

B. The mutual releases set forth in this Paragraph 7 shall not release any of the Parties from the obligations they have under this Agreement.

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8. Miscellaneous.

A. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. The terms of Section 11.10 of the EPA are incorporated herein by reference, mutatis mutandis, and the Parties hereto agree to such terms.

B. Counterparts. This Letter Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Parties. Delivery by electronic transmission (including PDF) of an executed counterpart of a signature page to this Letter Agreement shall be effective as delivery of an original executed counterpart of this Letter Agreement.

            This Letter Agreement has been executed by the Parties as of the dated first set forth above.

BUYER:

Upexi, Inc.

By:	/s/ Andrew Norstrud
Name:	Andrew Norstrud
Title:	Chief Financial Officer

SELLER:

/s/ Eric Hanig
Eric Hanig

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